UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) November 17, 2021
Quotient Technology Inc.
(Exact name of Registrant as specified in its charter)
Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1260 East Stringham Avenue, Suite 600 Salt Lake City, Utah 84106
(Address of principal executive offices)
(650) 605-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On November 17, 2021, Quotient Technology Inc. (the “Company”), as borrower, and certain subsidiaries of Company, as guarantors, entered into a Loan, Guaranty and Security Agreement (the “ABL Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the definitions given to such term in the ABL Credit Agreement) with Bank of America, N.A., a national banking association, and certain other financial institutions from time to time party thereto (collectively, the “Lenders”).

The ABL Credit Agreement provides for an asset-based revolving credit facility in an aggregate amount of $100 million and a sublimit for letters of credit of $10 million (the “ABL Facility”), which matures on November 17, 2026, with a springing maturity 91 days prior to the maturity of the Company’s outstanding 1.75% Convertible Senior Notes due 2022 (the “Notes”), unless (i) the Notes are (x) repaid in full or converted to equity at least 91 days prior to the maturity of the Notes or (y) refinanced and/or extended to a date that is at least 91 days after the maturity date of the ABL Facility; or (ii) at all times during the 91 day period prior to the maturity of the Notes, (x) the Company has sufficient unrestricted cash and cash equivalents on hand plus availability under the ABL Facility (subject to a cap of $50 million for purposes of this calculation) to repay the Notes in full, (y) availability under the ABL Facility is at least the greater of: (1) $15 million and (2) 20% of the Borrowing Base, and (z) no event of default will have occurred or be continuing. Amounts that are borrowed and repaid under the ABL Facility may subsequently be re-borrowed.

Under the ABL Credit Agreement, borrowings under the ABL Facility initially will bear interest at a rate equal to, for BSBY Loans, the BSBY Rate plus the Applicable Margin or, for Base Rate Loans, the Base Rate plus the Applicable Margin. The Applicable Margin is determined based on average daily borrowing availability and is set forth in the table below:

Level	Average Daily Availability	Base Rate Loan	BSBY Loan
I	> 50% of the Borrowing Base	0.25%	1.25%
II	< 50% of the Borrowing Base	0.375%	1.375%

Under the terms of the ABL Credit Agreement, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and reserves. Funds provided under the ABL Credit Agreement will be used by the Company to fund working capital and other general corporate purposes.

All obligations under the ABL Credit Agreement are guaranteed by the Guarantors. The ABL Credit Agreement is secured by a first priority lien on all accounts receivable and other related assets of the Company and the Guarantors. The commitments of the Lenders under the ABL Facility will terminate and outstanding borrowings under the ABL Facility will mature on the fifth anniversary of the closing of the ABL Facility or sooner as described above.

The ABL Credit Agreement includes conditions to borrowings, representations and warranties, affirmative and negative covenants and events of default customary for financings of this type and size. The ABL Credit Agreement requires the Company to maintain a minimum fixed charge coverage ratio at all times. The ABL Credit Agreement limits the Company’s and its subsidiaries’ ability to, among other things, incur additional indebtedness, create liens on any assets, pay dividends or make certain restricted payments, consummate certain assets sales and merge, consolidate and/or sell or dispose of certain assets.

The description of the ABL Credit Agreement is qualified in its entirety by the copy thereof, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1 ABL Credit Agreement dated November 17, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Quotient Technology Inc.
By: /s/ Pamela Strayer
Pamela Strayer
Chief Financial Officer and Treasurer
Date: November 17, 2021